                                                                     Exhibit 2.1







                          AGREEMENT AND PLAN OF MERGER

                                      Among

                     AMERICAN BANKERS INSURANCE GROUP, INC.,

                            ABIG ACQUISITION CORP. A.

                                       and

                           MS DIVERSIFIED CORPORATION

                            Dated as of May 18, 1998


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                                TABLE OF CONTENTS

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                                                                                                               Page
                                                    RECITALS

                                                    ARTICLE I

                                          The Merger; Closing; Effective Time

1.1.     The Merger...............................................................................................1
1.2.     Closing..................................................................................................1
1.3.     Effective Time...........................................................................................2

                           ARTICLE II Charter and By-Laws of the Surviving Corporation

2.1.     The Charter..............................................................................................2
2.2.     The By-Laws..............................................................................................2

                         ARTICLE III Officers and Directors of the Surviving Corporation

3.1.     Directors................................................................................................2
3.2.     Officers.................................................................................................3

                   ARTICLE IV Effect of the Merger on Capital Stock;Exchange of Certificates

4.1.     Effect on Capital Stock..................................................................................3
4.2.     Dissenting Shares........................................................................................4
4.3.     Stock Options and Stock Appreciation Rights..............................................................4
4.4.     Cancellation of Shares...................................................................................5
4.5.     Exchange of Certificates for Shares......................................................................5
         (a)      Exchange Agent..................................................................................5
         (b)      Exchange Fund...................................................................................6
         (c)      Exchange Procedures.............................................................................6
         (d)      Transfers.......................................................................................7
         (e)      Termination of Exchange Fund....................................................................7
         (f)      Lost, Stolen or Destroyed Certificates..........................................................7
         (g)      Withholding Rights..............................................................................7





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
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                                        ARTICLE V Representations and Warranties

5.1.     Representations and Warranties of the Company............................................................8
         (a)      Organization, Good Standing and Qualification...................................................8
         (b)      Capital Structure..............................................................................10
         (c)      Corporate Authority, Approval and Fairness.....................................................11
         (d)      Governmental Filings; No Violations............................................................11
         (e)      Financial Statements...........................................................................12
         (f)      Absence of Certain Changes.....................................................................13
         (g)      Litigation and Liabilities.....................................................................14
         (h)      Employee Benefits..............................................................................14
         (i)      Compliance with Laws; Permits..................................................................16
         (j)      Takeover Statutes..............................................................................17
         (k)      Environmental Matters..........................................................................18
         (1)      Taxes..........................................................................................19
         (m)      Labor Matters..................................................................................21
         (n)      Intellectual Property..........................................................................21
         (o)      Material Contracts.............................................................................22
         (p)      Brokers and Finders............................................................................23
         (q)      Insurance Matters..............................................................................23
         (r)      Liabilities and Reserves.......................................................................25
         (s)      Separate Accounts..............................................................................25
         (t)      Real Property..................................................................................26
         (u)      Interested Party Transactions..................................................................26
         (v)      Disclosure.....................................................................................26
5.2.     Representations and Warranties of Parent and Merger Subsidiary..........................................27
         (a)      Organization, Good Standing and Qualification..................................................27
         (b)      Capitalization of Merger Subsidiary............................................................27
         (c)      Corporate Authority............................................................................27
         (d)      Governmental Filings...........................................................................27
         (e)      Legal Proceedings..............................................................................28
         (f)      Brokers and Finders............................................................................28

                                                       ARTICLE VI Covenants

6.1.     Interim Operations......................................................................................28
6.2.     Acquisition Proposals...................................................................................30
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

6.3.     Non-Disclosure..........................................................................................31
6.4.     Stockholders Meetings...................................................................................33
6.5.     Filings; Other Actions, Notification....................................................................33
6.6.     Access..................................................................................................34
6.7.     Publicity...............................................................................................34
6.8.     Expenses................................................................................................35
6.9.     Indemnification; Directors' and Officers' Insurance; Set-off Right......................................35
6.10     Takeover Statute........................................................................................36
6.11     Restrictive Covenants...................................................................................37
6.12     Future Consideration....................................................................................37
6.13     Officers' Certifications................................................................................37
6.14     Service Contract Administration Agreement...............................................................37
6.15     No-Post Closing Share Transfers.........................................................................37

                                                      ARTICLE VII Conditions

7.1.     Conditions to Each Party's Obligation to Effect the Merger..............................................38
         (a)      Stockholder Approval...........................................................................38
         (b)      Regulatory Consents............................................................................38
         (c)      Litigation.....................................................................................38
         (d)      Blue Sky Approvals.............................................................................38
7.2.     Conditions to Obligations of Parent and Merger Subsidiary...............................................38
         (a)      Representations and Warranties.................................................................38
         (b)      Performance of Obligations of the Company......................................................39
         (c)      Consents.......................................................................................39
         (d)      Dissenting Shares..............................................................................39
         (e)      No Material Adverse Changes....................................................................39
         (f)      Opinions of Counsel............................................................................39
         (g)      Consent of Option Holders......................................................................39
         (h)      Service Contract Administration Agreement......................................................40
7.3.     Conditions to Obligation of the Company.................................................................40
         (a)      Representations and Warranties.................................................................40
         (b)      Performance of Obligations of Parent and Merger Subsidiary.....................................40
         (c)      Consents Under Agreement.......................................................................40

                                                    ARTICLE VIII Termination

8.1.     Termination by Mutual Consent...........................................................................41
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
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
8.2.     Termination by Either Parent or the Company.............................................................41
8.3.     Termination by the Company..............................................................................41
8.4.     Termination by Parent...................................................................................42
8.5.     Effect of Termination and Abandonment...................................................................42

                                         ARTICLE IX Miscellaneous and General

9.1.     Survival................................................................................................43
9.2.     Modification or Amendment...............................................................................44
9.3.     Waiver of Conditions....................................................................................44
9.4.     Counterparts............................................................................................44
9.5.     Governing Law; Waiver of Jury Trial.....................................................................44
9.6.     Notices.................................................................................................45
9.7.     Entire Agreement: No Other Representations..............................................................46
9.8.     No Third Party Beneficiaries............................................................................46
9.9.     Obligations of Parent and of the Company................................................................46
9.10     Severability............................................................................................47
9.11     Interpretation..........................................................................................47
9.12     Assignment..............................................................................................47





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Exhibit A  --   Form of Confidentiality Agreement
Exhibit B  --   Form of Officers' Certificates
Exhibit C  --   Form of Opinion of Brunini, Grantham, Grower & Hewes, PLLC
Exhibit D  --   Form of Opinion of Tom L. Ostenson, Esq.

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (hereinafter called this "AGREEMENT"), dated as of May 18, 1998, among AMERICAN BANKERS INSURANCE GROUP, INC., a Florida corporation ("PARENT"), ABIG ACQUISITION CORP. A, a Florida corporation and a wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY"), and MS DIVERSIFIED CORPORATION, a Mississippi corporation (the "COMPANY," the Company and Merger Subsidiary sometimes being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS").

                                    RECITALS

         WHEREAS, the respective boards of directors of each of Parent, Merger Subsidiary and the Company have determined that the merger of Merger Subsidiary with and into the Company (the "MERGER") upon the terms and subject to the conditions set forth in this Agreement is advisable and have approved the Merger;

         WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

         NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                       The Merger; Closing; Effective Time

         1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) the Merger Subsidiary shall be merged with and into the Company and the separate corporate existence of the Merger Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article III. The Merger shall have the effects specified in the Mississippi Business Corporation Act, as amended (the "MBCA") and the Florida Business Corporation Act, as amended (the "FBCA").

         1.2. CLOSING. The closing of the Merger (the "CLOSING") shall take place (i) at the offices of Jorden Burt Boros Cicchetti Berenson & Johnson LLP, 777 Brickell Avenue, Suite 500, Miami, Florida 33131, at 10:00 A.M. within five business days after the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "CLOSING DATE").

         1.3. EFFECTIVE TIME. In connection with and at the time of the Closing, the Company and Parent (i) will cause Articles of Merger (the "MISSISSIPPI ARTICLES OF MERGER") to be executed, acknowledged and, as soon as practicable following the Closing, filed with the Secretary of State of the State of Mississippi (the "MISSISSIPPI SECRETARY") as provided in Section 79-4-11.05 of the MBCA, and (ii) will cause Articles of Merger (the "FLORIDA ARTICLES OF MERGER and collectively with the Mississippi Articles of Merger, the "ARTICLES OF MERGER") to be executed, acknowledged and, as soon as practicable following the Closing, filed with the Secretary of State of the State of Florida (the "FLORIDA SECRETARY") as provided in Section 607.1105 of the FBCA. The Merger shall become effective at the time that is the later of when the Mississippi Secretary accepts for record the Mississippi Articles of Merger or when the Florida Secretary accepts for record the Florida Articles of Merger, or at such later time agreed by the parties and established under the Articles of Merger (the "EFFECTIVE TIME").

                                   ARTICLE II

                               Charter and By-Laws
                          of the Surviving Corporation

         2.1. THE CHARTER. The Second Amended and Restated Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation (the "CHARTER"), until duly amended as provided therein or by applicable law.

         2.2. THE BY-LAWS. The by-laws of Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "BY-LAWS"), until thereafter amended as provided therein or by applicable law.

                                   ARTICLE III

                             Officers and Directors
                          of the Surviving Corporation

         3.1. DIRECTORS. The directors of Merger Subsidiary at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or






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

removal in accordance with the Charter and the By-Laws. Prior to the Effective Time, the Company shall cause each of its directors (other than James B. Stuart, Jr.) to resign effective immediately following the Effective Time. Immediately after the Effective Time, Parent shall cause Harold Hogue and Robert Furman to be appointed as directors of the Surviving Corporation.

         3.2. OFFICERS. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation (except that, immediately after the Effective Time, the Company shall elect (i) Gerald Gaston as Chairman of the Board (in replacement of Carl Herrin), (ii) Steven Williams as President and Chief Executive Officer (in replacement of James B. Stuart, Jr.), and (iii) James B. Stuart, Jr. as Vice Chairman of the Board), to hold office in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                   ARTICLE IV

                     Effect of the Merger on Capital Stock;
                            Exchange of Certificates

         4.1. EFFECT ON CAPITAL STOCK. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

                  (a) Each share of common stock, no par value, of the Company (a "SHARE" or, collectively, the "SHARES"), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent and Shares to be canceled pursuant to subparagraph (b) below and Dissenting Shares (collectively, the "EXCLUDED SHARES")) shall be converted into, and become exchangeable for, the right to receive (i) a price of $10.556 per Share, in cash without interest (the "PER SHARE PRICE), plus (ii) subject to section 6.9(e) and section 6.12, the right to receive the Per Share Future Consideration (as defined below) (the Per Share Price and the Per Share Future Consideration is referred to hereafter as the "PER SHARE MERGER CONSIDERATION"). The "PER SHARE FUTURE CONSIDERATION" shall be equal to the total number of shares of Search Financial Services, Inc. common stock, $.01 par value ("SEARCH COMMON STOCK"), owned by the Company and any Subsidiary of the Company (excluding any shares of Search Common Stock acquired by Parent pursuant to its right of set-off under Section 6.9(e)) on July 31, 1999, or such earlier date that the Company determines to distribute the Search Common Stock (the "FUTURE CONSIDERATION DISTRIBUTION DATE"), divided by the sum of (i) the number of Shares issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares), plus (ii) the aggregate number of Option Shares (as defined below) for which a cash payment will become payable pursuant to Section 4.3(a).



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                  (b) Each Share held in the treasury of the Company and each
Share owned by the Company or by any direct or indirect Subsidiary of the Company, shall be canceled and retired without payment of any consideration therefor.

                  (c) Each share of common stock, par value $.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

                  (d) Each Option (as defined below) issued and outstanding immediately prior to the Effective Time shall be canceled and retired without payment of any consideration therefor (other than the consideration payable pursuant to Section 4.3).

         4.2.     DISSENTING SHARES.

                  (a) Notwithstanding the provisions of Section 4.1 or any other provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and held by shareholders who have not voted such Shares in favor of the approval and adoption of this Agreement and who shall have properly demanded appraisal of such Shares in accordance with the MBCA (the "DISSENTING SHARES") shall not be converted into the right to receive the Per Share Price and the Per Share Future Consideration at or after the Effective Time, unless and until the holder of such Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment under the MBCA. If a holder of Dissenting Shares shall have so failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall be converted into and represent solely the right to receive the Per Share Price, without any interest thereon, and a right to receive the Per Share Future Consideration, as provided in Section 4.1 hereof.

                  (b) The Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Article 13 (or any successor or replacement) of the MBCA which are received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the MBCA. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

         4.3. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. As a result of the Merger, each option and stock appreciation right (an "OPTION" and all such options and stock appreciation rights, collectively, "OPTIONS") which has been granted under the Company's Executive Stock Option Incentive Plan, which was approved by the Company's board of directors on February 18, 1987, and the Company's Executive Stock Option Incentive Plan, which was approved by the Company's board of directors on April 20, 1993 (collectively, the "OPTION PLANS") and which is outstanding at the Effective Time, whether or not then exercisable, will be deemed converted into, and the holder of each such Option will be entitled to receive:

         (a) from the Exchange Agent upon surrender of the Option for cancellation, an amount of cash (the "OPTION CASH CONSIDERATION") equal to the product of:

                  (i) the positive difference, if any, between the Per Share Price and the exercise price of each of the Shares issuable under such Option (each of such Shares, an "OPTION SHARE" and collectively, the "OPTION SHARES"), times

                  (ii) the number of Option Shares covered by such Option, plus

         (b) from the Company on the Future Consideration Distribution Date, the number of shares of Search Common Stock (or, at the Company's option, the cash equivalent for any fractional shares of Search Common Stock) equal to the product of:

                  (i)  the Per Share Future Consideration, times

                  (ii) the number of Option Shares covered by such Option.

         4.4. CANCELLATION OF SHARES. At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to the Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time and owned by the Company or any direct or indirect subsidiary of the Company (in each case other than Shares that are owned on behalf of third parties), shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

         4.5.     EXCHANGE OF CERTIFICATES FOR SHARES.

         (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company located in the United States and reasonably satisfactory to the Company (the "Exchange Agent") to act as exchange agent in effecting, INTER ALIA, the exchange for the Per Share Price multiplied by the number of Shares formerly represented thereby, of certificates (the "Certificates") that, prior to the Effective Time, represented Shares entitled to payment pursuant to Section 4.1(a)

         (b) EXCHANGE FUND. Promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, an amount in cash (the "EXCHANGE FUND") equal to the sum of (i) the Aggregate Per Share Price (as defined below), and (ii) the aggregate amount of cash payable pursuant to Section 4.3 in respect of Options outstanding immediately prior to the Effective Time. The "AGGREGATE PER SHARE PRICE" shall mean the Per Share Price multiplied by the number of Shares that, immediately prior to the Effective Time, represented Shares entitled to payment pursuant to Section 4.1(a). The Exchange Fund shall be held by the Exchange Agent for the benefit of holders of the Shares and shall not be used for any purpose except as set forth in this Agreement.

         (c)      EXCHANGE PROCEDURES.

                  (i) At such time as the Closing Date is set under Section 1.2, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Certificates a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Price, in such form and having such provisions as Parent and the Company may reasonably agree; provided, however, that such materials shall disclose to such holders of record that no surrender and exchange will take effect until the later of (i) the Effective Time, or (ii) the Exchange Agent's receipt in good order of a Certificate surrendered by the holder of record for cancellation together with a duly executed letter of transmittal. The Surviving Corporation shall instruct the Exchange Agent to disburse, as promptly as reasonably practicable after the later of (i) the Effective Time, or (ii) the Exchange Agent's receipt in good order of a Certificate surrendered by the holder of record for cancellation together with a duly executed letter of transmittal, to the holder of record of such surrendered Certificate the Per Share Price multiplied by the number of Shares represented by such surrendered Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

                  (ii) At such time as the Closing Date is set under Section 1.2, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Options a form of letter of transmittal and instructions for use in effecting the surrender of the Options in exchange for the Option Share Price, in such form and having such provisions as Parent and the Company may reasonably agree; provided, however, that such materials shall disclose to such holders of record that no surrender and exchange will take effect until the later to occur of (i) the Effective Time, or (ii) the Exchange Agent's receipt in good order of an Option for cancellation together with a duly executed letter of transmittal. The Surviving Corporation shall instruct the Exchange Agent to disburse, as promptly as reasonably practicable after the later of (i) the Effective Time,




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

or (ii) the Exchange Agent's receipt in good order of an Option surrendered by the holder of record for cancellation together with a duly executed letter of transmittal, to the holder of record of such surrendered Option the Option Cash Consideration in respect of such Option, and the Option so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Options.

         (d) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

         (e) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Shares of the Company for 180 days after the Effective Time shall be paid to Parent. Any such former holders of Shares of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of the Per Share Price payable pursuant to Section
4.1 and Section 4.2(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person (as defined below) shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         For the purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or either entity of any kind or nature.

         (f) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount in indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Per Share Price payable in respect thereof pursuant to Section 4.1(a).

         (g) WITHHOLDING RIGHTS. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent reasonably determines Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of the Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent.




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

                                    ARTICLE V

                         Representations and Warranties

         5.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "COMPANY DISCLOSURE LETTER"), the Company hereby represents and warrants to Parent and Merger Subsidiary that:

         (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and each of its Subsidiaries (other than Air Transportation, L.L.C.) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' charter and by-laws, each as amended to date. The Company's and its Subsidiaries' charter and by-laws so delivered are in full force and effect.

         As used in this Agreement, the term (i) "SUBSIDIARY" (or, in the case of more than one Subsidiary, "SUBSIDIARIES") means, with respect to the Company, Parent or Merger Subsidiary, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries, (ii) "AFFILIATE" (or, in the case of more than one Affiliate, "AFFILIATES") means, with respect to the Company, Parent or Merger Subsidiary, as the case may be, any entity, whether incorporated or unincorporated, that is a Subsidiary of, directly or indirectly controls, or is under common control with, the Company, Parent or Merger Subsidiary, as the case may be, and (iii) "COMPANY MATERIAL ADVERSE EFFECT" means any change, effect, or circumstance that, individually or when taken together with all other changes, effects and circumstances that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely (A) to be adverse to the condition (financial or otherwise), operations, properties, results of operations, or business or prospects of the Company and its Subsidiaries in an amount in excess of $500,000, or (B) to prevent, materially delay or materially impair the ability of the Company either (I) to perform its




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

obligations under this Agreement or (II) to consummate the Merger or any of the other transactions contemplated by this Agreement.

         The Company conducts its insurance operations through the Subsidiaries set forth on Section 5.1(a) of the Company Disclosure Letter (collectively, the "COMPANY INSURANCE SUBSIDIARIES"). Each of the Company Insurance Subsidiaries is
(i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as hereinafter defined), except, in any such case, where the failure to be so licensed or authorized would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of the Company Insurance Subsidiaries has made all required filings under applicable insurance holding company statutes except where the failure to file would not, individually or in the aggregate, have a Company Material Adverse Effect.

         (b)      CAPITAL STRUCTURE.

                  (i) The authorized stock of the Company consists of 70,000,000 shares comprised of (A) 50,000,000 Shares, of which 5,042,450 Shares are outstanding on the date hereof, (B) 10,000,000 shares of Class A preferred stock, no par value, of which no shares are outstanding on the date hereof, and
(C) 10,000,000 shares of Class B preferred stock, no par value, of which no shares are outstanding on the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no commitments to issue or deliver Shares, except that, as of the date hereof, there were 354,177 Option Shares subject to issuance pursuant to the Company's Option Plans. The Company Disclosure Letter contains a correct and complete list of each outstanding Option (including each outstanding stock appreciation right) to purchase or acquire Shares under each of the Company's Option Plans, including the plan, the holder, date of grant, exercise price and number of Shares subject thereto. The Company has no commitments to issue or deliver shares of its Class A or Class B preferred stock. Section 5.1(b) of the Company Disclosure Letter contains a true and correct list of the holders of the 5,042,450 outstanding Shares as of the date of this Agreement.

                  (ii) Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries (other than Air Transportation, L.L.C.) is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. The Company owns 700 of the 1,000 outstanding units of interest in Air Transportation, L.L.C., free and clear of any lien, pledge, security interest, claim or other encumbrance.

                  (iii) Except as set forth in this subsection (b) and in the Option Plans, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries (other than with respect to the issuance of shares of common stock, $1.00 par value, and shares of Class A Preferred Stock, $1.00 par value, of MS Diversified Life Insurance Company ("MSD LIFE" and such shares of common and preferred stock, "MSD PERMITTED SHARES") to an Automobile Dealer Agent (as defined below); provided, that (i) any such MSD Permitted Shares shall be issuable by MSD Life only in the ordinary course of MSD Life's business and in amounts consistent with past practices, and (ii) the issuance of any such MSD Permitted Shares shall not cause MS Life Insurance Company to own less than 51% of the outstanding shares of common stock of MSD Life) or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except as referred to in this subsection (b), convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter ("VOTING DEBT"). The term "AUTOMOBILE DEALER AGENT" shall mean any automobile dealer that directly or through affiliates of such automobile dealer has been appointed as an insurance agent by MSD Life.

         (c)      CORPORATE AUTHORITY, APPROVAL AND FAIRNESS.

                  (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to approval of the Merger by the holders of at least a majority of the outstanding Shares (the "COMPANY COMMON STOCK REQUISITE VOTE"). This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "BANKRUPTCY AND EQUITY EXCEPTION").

                  (ii) The board of directors of the Company (A) has unanimously declared that the Agreement, the Merger and the other transactions contemplated hereby and thereby are advisable and in the best interests of the Company, (B) has authorized, approved and adopted in all respects the Agreement, the Merger and the other transactions contemplated hereby and thereby, and (C) has received the opinion of its financial advisors, Morgan Keegan & Company, Inc. ("MORGAN KEEGAN"), to the effect that the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view to such holders.

         (d)    GOVERNMENTAL FILINGS; NO VIOLATIONS.

                  (i) Other than the filings and/or notices (A) pursuant to
Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (C) to comply with state securities or "blue-sky" laws, (D) the filing of appropriate documents with, and approval of, the respective Commissioners of Insurance or similar regulatory authorities of the states listed in Section 5.1(d) of the Company Disclosure Letter, and (E) such notices and consents as may be required under the antitrust notification insurance laws of the states listed in Section 5.1(d) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("GOVERNMENTAL ENTITY"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  (ii) The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the charter or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("CONTRACTS") binding upon the Company or any of its Subsidiaries or (provided, as to consummation, the filings and notices are made, and approvals are obtained, as referred to in Section 5. 1 (d)(i)), any Law (as defined in Section
5. 1 (i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 5.1(d) of the Company Disclosure Letter sets forth, to the knowledge of the Company and its Subsidiaries, a correct and complete list of Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above). The phrase "to the knowledge of the Company and its Subsidiaries" when used in this Agreement shall mean the knowledge of any one or more of the Company and its respective Subsidiaries.

         (e)      FINANCIAL STATEMENTS.

                  (i) The Company has previously delivered to Parent true and complete copies of the Company's (A) audited consolidated balance sheet as of December 31, 1997 (the "AUDIT DATE") and audited consolidated statements of income, cash flows and stockholders' equity for the three years ended December 31, 1997 together with all notes thereto (collectively, the "AUDITED FINANCIAL STATEMENTS"), and (B) any regularly prepared unaudited consolidated balance sheets and unaudited consolidated statements of income, cash flows and stockholders' equity for all subsequent monthly periods ended more than 30 days prior to the date hereof together with all notes thereto (collectively, the "UNAUDITED FINANCIAL STATEMENTS" and together with the Audited Financial Statements, the "COMPANY FINANCIAL STATEMENTS"). Each of the Company Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") throughout the periods indicated (except as may be indicated in the notes thereto), subject, in the case of the Unaudited Financial Statements, only to normal year-end audit adjustments that will not be material in amount or effect. The consolidated balance sheets included in each of the Company Financial Statements (including the related notes and schedules) fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and each of the consolidated statements of income and of changes in financial position included in the Company Financial Statements (including any related notes and schedules) fairly present the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

                  (ii) The Company has previously delivered to Parent true and complete copies of the annual and quarterly statements of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities for the years ended December 31, 1995, 1996 and 1997, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "COMPANY SAP STATEMENTS"). Each of the Company SAP Statements were prepared in conformity with statutory accounting practices ("SAP") prescribed or permitted by the applicable insurance regulatory authority consistently applied for the periods covered thereby and present fairly the statutory financial position of such Company Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Subsidiaries for the respective periods then ended. Each of the Company SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and, to the knowledge of the Company and its Subsidiaries, no material deficiency has been asserted with respect to any Company SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. The statutory balance sheets and income statements included in the Company SAP Statements have been audited by Harper, Rains, Stokes & Knight, and the Company has made available to Parent true and complete copies of all audit opinions related thereto. The Company has made available to Parent true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 1994 relating to the Company Insurance Subsidiaries.

         (f) ABSENCE OF CERTAIN CHANGES. Since September 30, 1997, the Company and its Subsidiaries have conducted the businesses of the Company and its Subsidiaries, taken as a whole, only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and except as reflected in the Audited Financial Statements there has not been (i) any change in the financial condition, management, properties, prospects, business or results of operations of the Company and its Subsidiaries or, to the knowledge of the Company and its Subsidiaries, any development or combination of developments which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the stock of the Company (except for normal, recurring dividends paid in the ordinary course of the Company's business and consistent with past practices),
(iv) any change
by the Company in accounting principles, practices or methods other than those required by GAAP or SAP; (v) any material addition, or any development involving a prospective material addition, to the Company's consolidated reserves for future policy benefits or other policy claims and benefits; or (vi) any material change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of any Company Insurance Subsidiary. Since September 30, 1997, there has not been any increase in, or any amendment to any of the Compensation and Benefit Plans (as hereinafter defined) outside the ordinary course or which results in an increase in, the compensation payable or that could become payable by the Company or any of its Subsidiaries to any of their respective officers or key employees in an amount in excess of $10,000.00 per annum.

         (g) LITIGATION AND LIABILITIES. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or any of its Subsidiaries, directors or officers or (ii) obligations or liabilities of any nature, whether or not accrued, contingent or otherwise, including those relating to environmental and occupational safety and health matters, or any other facts or circumstances that to the knowledge of the Company and its Subsidiaries can reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, except for those that would not, individually or in the aggregate, have a Company Material Adverse Effect. There are no suits, claims or proceedings pending or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or any of its Subsidiaries under Article XI (Indemnification) of the Company's Charter or under any similar provision of the charter or articles of incorporation of any of its Subsidiaries.

         (h)      EMPLOYEE BENEFITS.

                  (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, change of control, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries (the "COMPENSATION AND BENEFIT PLANS") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 5.1(h) of the Company Disclosure Letter and any "change of control" or similar provisions therein are specifically identified in Section 5.1(h) of the Company Disclosure Letter. Section 5.1(h) of the Company Disclosure Letter also sets forth an accurate list of all officers, directors and key employees of the Company and its Subsidiaries, as of the date hereof, all employment agreements with such Persons and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such Persons as of the date hereof.

                  (ii) All Compensation and Benefit Plans are in substantial compliance with all applicable law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and the Company is not aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the Company and its Subsidiaries, threatened litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a tax or penalty imposed by either
Section 4975 of the Code or Section 502 of ERISA.

                  (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "SINGLE-EMPLOYER PLAN", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). The Company and its Subsidiaries have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time. No notice of a "REPORTABLE EVENT", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                  (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed in the Company Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                  (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

                  (vi) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as set forth in Section 5.1(h) of the Company Disclosure Letter. The Company or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder.

                  (vii) The consummation of the Merger and the other transactions contemplated by this Agreement, either alone or in connection with a subsequent termination of employment, will not (x) entitle any employees of the Company or its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

                  (viii) All Compensation and Benefit Plans covering current or former non-U.S. employees or former employees of the Company and its Subsidiaries comply in all material respects with applicable local law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees.

                  (ix) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.28OG-1) under any employment arrangement would be treated as an "excess parachute payment" (as such term is defined in Section 28OG(b)(1) of the Code). Schedule 5.1(h)(ix) contains a true and complete list of each such employment arrangement in existence as of the date hereof. To the extent that any employment arrangement set forth on Schedule 5.1(h)(ix) has been superseded, the new arrangement is not materially different than the superseded arrangement.

         (i)      COMPLIANCE WITH LAWS; PERMITS.

                  (i) The business and operations of the Company and the Company Insurance Subsidiaries have been conducted in compliance with all applicable statutes and regulations regulating the business of insurance and all applicable orders and directives of insurance regulatory authorities and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities (collectively, "INSURANCE LAWS"), except where the failure to so conduct such business and operations would not, individually or in the aggregate, have a Company Material Adverse Effect. Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company Insurance Subsidiary and, to the knowledge of the

Company and its Subsidiaries, its agents have marketed, sold and issued insurance products in compliance with Insurance Laws applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with (i) all applicable prohibitions against "redlining" or withdrawal of business lines, (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (iii) all applicable requirements relating to insurance product projections and illustrations. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) there is no pending or, to the knowledge of the Company and its Subsidiaries, threatened charge by any insurance regulatory authority that any of the Company Insurance Subsidiaries has violated, nor is there any pending or, to the knowledge of the Company and its Subsidiaries, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws; (ii) none of the Company Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority relating specifically to such Company Insurance Subsidiary (as opposed to insurance companies generally); and (iii) the Company Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof.

                  (ii) In addition to Insurance Laws, the businesses of each of the Company and its Subsidiaries have not been, and were not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively with Insurance Laws, "LAWS"), except for violations or possible violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company and its Subsidiaries, threatened, nor, to the knowledge of the Company and its Subsidiaries, has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company and its Subsidiaries, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business presently conducted except those the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

         (j) TAKEOVER STATUTES. Prior to entering into this Agreement, the Company has taken all actions necessary such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (including the Mississippi Shareholder Protection Act and the Mississippi Control Share Act under the MBCA) (each a "TAKEOVER STATUTE") or restrictive provision of any applicable anti-takeover provision in the charter or by-laws of the Company is, or at the Effective Time will be, applicable to the Company, Parent, the Shares, the Merger or any other transaction contemplated by this Agreement.

         (k) ENVIRONMENTAL MATTERS. Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of the Company or any of its Subsidiaries pursuant to any Environmental Law.

         As used herein, the term "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, arbitration award, agency requirement, license, permit, authorization or opinion, relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or
(C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

         As used herein, the term "HAZARDOUS SUBSTANCE" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which may be the subject of regulatory action by any Government Authority pursuant to any Environmental Law.

         (1) TAXES. Except as provided in Section 5.1(l) of the Company Disclosure Letter and except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect:

                  (i) the Company and each of its Subsidiaries have filed completely and correctly all Tax Returns (as defined below) that are required by all applicable laws to be filed by them, and (x) have paid, or made adequate provision for the payment of, all Taxes (as defined below) which have or may become due and payable pursuant to those Tax Returns, have paid all estimated Taxes due and (y) have paid all other charges, claims and assessments received to date other than those charges, claims and assessments for Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet included in the Company Financial Statements;

                  (ii) all Taxes which the Company and its Subsidiaries are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities (as defined below) to the extent due and payable;

                  (iii) neither the Company nor any of its Subsidiaries have executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of the Company or its Subsidiaries for the fiscal years prior to and including the most recent fiscal year;

                  (iv) the Company and its Subsidiaries have never been members of any consolidated group for income tax purposes other than the consolidated group of which the Company is the common parent; and the Company and its Subsidiaries are not parties to any tax sharing agreement or arrangement, other than with each other;

                  (v) no liens for Taxes exist with respect to any of the assets or properties of the Company or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith;

                  (vi) There are no income Tax Returns filed by or on behalf of the Company or any of its Subsidiaries that are currently the subject of an audit or examination (or for which notice of an upcoming audit or examination has been given to the Company or any of its Subsidiaries) by the Internal Revenue Service or appropriate Taxing Authority, and as to each of the income Tax Returns filed by or on behalf of each of the Company and its Subsidiaries for which the statute of limitations has not expired, there has been no extension of any applicable statute of limitations;

                  (vii) all Taxes due with respect to any completed and settled audit, examination or deficiency litigation with any Taxing Authority have been paid in full;

                  (viii) there is no audit, examination, deficiency, or refund litigation pending with respect to any Taxes, and during the past four years no Taxing Authority has given written notice of the commencement of any audit, examination, deficiency or refund litigation, with respect to any Taxes;

                  (ix) neither the Company nor any of its Subsidiaries is bound by any currently effective private ruling, closing agreement or similar agreement with any Taxing Authority relating to a material amount of Taxes;

                  (x) neither the Company nor any of its Subsidiaries is required to include in a taxable period ending after the Effective Time, any taxable income attributable to income that economically accrued in a prior taxable period as a result of Section 481 of the Code, the installment method of accounting or any comparable provision of state or local Tax law;

                  (xi) (A) no amount of property of the Company or any of its Subsidiaries is "TAX EXEMPT PROPERTY" within the meaning of Section 168(h) of the Code, (B) no amount of assets of the Company or any of its Subsidiaries is subject to a lease under Section 7701(h) of the Code, and (C) neither the Company nor any of its Subsidiaries is a party to any lease made pursuant to
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982; and

                  (xii) immediately following the Merger, neither the Company nor any of its Subsidiaries will have any material amount of income or gain that has been deferred under Treasury Regulation Section 1.1502-13, or any material excess loss account in a Subsidiary under Treasury Regulation Section 1.1502-19; and

                  (xiii) the Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code.

         As used in this Agreement, (i) the term "TAX" (including, with correlative meaning, the terms "Taxes" and "TAXABLE") shall mean, with respect to any Person, (a) all taxes, domestic or foreign, including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, premium, gains, sales, use, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding (whether on amounts paid to or by such Person), payroll, employment, unemployment, social security, excise, severance, stamp, occupation, or environmental tax, customs, duties, or other like assessments or governmental charges of any kind whatsoever, together with any interest, penalties, additions or additional amounts imposed with respect thereto (including, without limitation, penalties for failure to file Tax Returns), (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in clause (a) hereof, and (c) any liability of such

Person for the payment of any amounts of the type described in clause (a) hereof as a result of any express or implied obligation to indemnify any other Person;
(ii) the term "TAX RETURNS" shall mean all returns, consolidated or otherwise (including without limitation information returns), required to be filed with any Taxing Authority; and (iii) the term "TAXING AUTHORITY" shall mean any authority responsible for the imposition, collection or administration of any Tax.

         (m) LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending or, to the knowledge of the Company and its Subsidiaries, threatened. Neither the Company nor any of its Subsidiaries is involved in or, to the knowledge of the Company and its Subsidiaries, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee of the Company or any of its Subsidiaries, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, have a Company Material Adverse Effect.

         (n)     INTELLECTUAL PROPERTY.

                  (i) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not, individually or in the aggregate, have a Company Material Adverse Effect, and to the knowledge of the Company and its Subsidiaries all patents, trademarks, trade names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and subsisting.

                  (ii) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

         (A) neither the Company nor any of its Subsidiaries is, nor will any of them be, as a result of the execution and delivery of this Agreement or the performance of their obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, and copyrights ("THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS");

         (B) no claims are currently pending or, to the knowledge of the Company and its Subsidiaries, are threatened by any Person with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any its Subsidiaries (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"); (II) any trade secret of the Company or any of its Subsidiaries; or (III) Third-Party Intellectual Property Rights;

         (C) to the knowledge of the Company and its Subsidiaries, there are no valid grounds for any bona fide claims (I) to the effect that the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret; (II) against the use by the Company or any of its Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted;
         (III) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret of the Company or any of its Subsidiaries; or (IV) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

         (D) to the knowledge of the Company and its Subsidiaries, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

         (o) MATERIAL CONTRACTS. All of the material contracts of the Company and its Subsidiaries are in full force and effect. True and complete copies of all such material contracts have been delivered or have been made available by the Company to Parent. Neither the Company nor any of its Subsidiaries nor any other party is in breach of or in default under any such contract except for such breaches and defaults as would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting the ability of the Company, any of its Subsidiaries or, except as specifically identified on Section 5.1(o) of the Company Disclosure Letter, assuming the consummation of the transactions contemplated by this Agreement, Parent or any Affiliate of Parent, to (A) sell any products or services of or to any other Person, (B) engage in any line of business, (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries, or (D) acquire securities of any Person.

         (p) BROKERS AND FINDERS. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Morgan Keegan as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

         (q)      INSURANCE MATTERS.

                  (i) Except as otherwise would not, individually or in the aggregate, have a Company Material Adverse Effect, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Insurance Subsidiaries (the "COMPANY INSURANCE CONTRACTS") and any and all marketing materials, are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by the Company or any Company Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the insurance statutes, regulations and rules applicable thereto.

                  (ii) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Company Insurance Subsidiary is a party or under which the Company or any Company Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements the failure to be in full force and effect of which would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Insurance Subsidiary, nor, to the knowledge of the Company and its Subsidiaries, any other party to a reinsurance or coinsurance treaty or agreement to which the Company or any Company Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement. The Company has not received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement. No insurer or reinsurer or group of affiliated insurers or reinsurers accounted for the direction to the Company and the Company Insurance Subsidiaries or the ceding by the Company and the Company Insurance Subsidiaries of insurance or reinsurance business in an aggregate amount equal to two percent or more of the consolidated gross premium income of the Company and the Company Insurance Subsidiaries for the year ended December 31, 1996.

                  (iii) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company or any Company Insurance Subsidiary since December 31, 1994, and all attachments, addenda, supplements and modifications thereto (the "COMPANY ACTUARIAL ANALYSES"). The information and data furnished by the Company or any Company Insurance Subsidiary to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects. Furthermore, to the knowledge of the Company and its Subsidiaries, each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company and the Company Insurance Subsidiaries, as the case may be, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

                  (iv) None of Standard & Poor's Corporation, Moody's Investors Service, Inc. or A.M. Best Company has announced that it has under surveillance or review its rating of the financial strength or claims-paying ability of any Company Insurance Subsidiary and the Company has no reason to believe that any rating presently held by the Company Insurance Subsidiaries is likely to be modified, qualified, lowered or placed under such surveillance for any reason, including as a result of the transactions contemplated hereby.

                  (v) Except as would not reasonably be expected to have a Company Material Adverse Effect, all annuity contracts and life insurance policies issued by each Company Insurance Subsidiary to an annuity holder domiciled in the United States meet all definitional or other requirements for qualification under the Code section applicable (or intended to be applicable) to such annuity contracts or life insurance policies, including, without limitation, the following: (A) each life insurance policy meets the requirements of sections 101(f), 817(h) or 7702 of the Code, as applicable; (B) no life insurance contract issued by any Company Insurance Company is a "modified endowment contract" within the meaning of section 7702A of the Code unless and to the extent that the holders of the policies have been notified of their classification; (C) each annuity contract issued, entered into or sold by any Company Insurance Subsidiary qualifies as an annuity under federal tax law; (D) each annuity contract meets the requirements of, and has been administered consistent with section 817(h) and 72 of the Code including but not limited to section 72(s) of the Code (except for those contracts specifically excluded from such requirement pursuant to section 72(s)(5) of the Code); (E) each annuity contract intended to qualify under sections 130, 403(a), 403(b) or 408(b) of the Code contains all provisions required for qualification under such sections of the Code; (F) each annuity contract marketed as, or in connection with, plans that are intended to qualify under section 401, 403, 408 or 457 of the Code complies with the requirements of such section; and (G) none of the Company Insurance Subsidiaries have entered into any agreement or are involved in any discussions or negotiations and there are no audits, examinations, investigations or other proceedings with the IRS with respect to the failure of any life insurance policy under section 7702 or 817(h) of the Code or the failure of any annuity contract to meet the requirements of section 72(s) of the Code. There are no "hold harmless" indemnification agreements respecting the tax qualification or treatment of any product or plan sold, issued, entered into or administered by the Company Insurance Subsidiaries, and there have been no claims asserted by any Person under such "hold harmless" indemnification agreements so set forth.

         (r)      LIABILITIES AND RESERVES.

                  (i) The reserves carried on the Company SAP Statements of each Company Insurance Subsidiary for future insurance policy benefits, losses, claims and similar purposes were, as of the respective dates of such Company SAP Statements, in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile of such Company Insurance Subsidiary, were determined in all material respects in accordance with generally accepted actuarial standards and principles consistently applied, and were fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles. The Company reasonably believes that such reserves were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of the Company and each Company Insurance Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Company SAP Statements. The admitted assets of each Company Insurance Subsidiary as determined under applicable Laws are in an amount at least equal to the minimum amounts required by applicable Laws. In addition, the Company has delivered or made available to Parent copies of all work papers used as the basis for establishing the reserves for the Company and the Company Insurance Subsidiaries at December 31, 1995, December 31, 1996 and December 31, 1997, respectively.

                  (ii) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the knowledge of the Company and its Subsidiaries, no claim or assessment is pending or threatened against any Company Insurance Subsidiary which is peculiar or unique to such Company Insurance Subsidiary by any state insurance guaranty association in connection with such association's fund relating to insolvent insurers which if determined adversely, would, individually or in the aggregate, have a Company Material Adverse Effect.

         (s) SEPARATE ACCOUNTS. None of the Company Insurance Subsidiaries maintains any separate accounts. Neither the Company nor any of its Subsidiaries conducts activities of or is otherwise deemed under applicable law to control an "investment advisor" as such term is defined in Section 2(a)(20) of the Investment Advisers Act of 1940, as amended (the "ADVISERS ACT"), whether or not registered under the Advisers Act. Neither the Company nor any of its Subsidiaries is an "investment company" as defined under the Investment Company Act of 1940, and neither the Company nor any of its Subsidiaries sponsors any Person that is such an investment company."

         (t) REAL PROPERTY. Section 5.1(t) of the Company Disclosure Letter sets forth a correct and complete list of all real property owned, leased or subleased by the Company or any of its Subsidiaries (collectively, the "REAL PROPERTY"). The Company or its Subsidiaries are the sole and exclusive legal and equitable owners of all right, title and interest in, and have good, marketable and insurable title to, all of the Real Property identified as being owned by the Company or any of its Subsidiaries, free and clear of all Liens, except as set forth in Section 5.1(t) of the Company Disclosure Letter. All leases for the Real Property are in full force and effect in accordance with their respective terms, and there are no existing defaults or events which with notice or lapse of time or both would constitute defaults under any such leases. Neither the consummation of the Merger nor any of the other transactions contemplated by this Agreement shall cause the termination of any such leases or have a material adverse effect on any of the Company's or its Subsidiaries' rights under any of such leases.

         (u) INTERESTED PARTY TRANSACTIONS. No officer or director of the Company or Person who owns at least five percent (5%) of the outstanding stock of the Company (nor any parent, child or spouse of any such Person, or any trust, partnership or corporation in which any such Person has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity that furnished or sold, or furnishes or sells, services or products which the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity which purchases from or sells or furnishes to, the Company, any goods or services; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this section 5.1(u), and further provided that this sentence shall exclude any entity that is an Automobile Dealer Agent or Financial Institution Agent (as defined below) if such entity engages only in insurance agency transactions with one or more Company Insurance Subsidiaries on terms substantially similar to insurance agency transactions between the Company Insurance Subsidiaries and their other insurance agents. The term "FINANCIAL INSTITUTION AGENT" shall mean any bank or other financial institution that directly or through affiliates of such bank or other financial institution has been appointed as an insurance agent by Life Insurance Company of Mississippi.

         (v) DISCLOSURE. The representations and warranties and statements of the Company contained in this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

         5.2. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the "Parent Disclosure Letter'), Parent and Merger Subsidiary each hereby represent and warrant to the Company that:

         (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. Parent has made available to the Company a complete and correct copy of Parent's and Merger Subsidiary's charter and by-laws, each as amended to the date hereof Parent's and Merger Subsidiary's charter and by-laws so delivered are in full force and effect.

         (b) CAPITALIZATION OF MERGER SUBSIDIARY. The authorized stock of Merger Subsidiary consists of 1,000 shares of Common Stock, par value $0.01 per share, 100 of which are duly authorized, validly issued and outstanding, fully paid and non-assessable. All of the issued and outstanding stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of stock or voting securities of Merger Subsidiary, (ii) no securities of Merger Subsidiary convertible into or exchangeable for shares of stock or voting securities of Merger Subsidiary and (iii) no options or other rights to acquire from Merger Subsidiary, and no obligations of Merger Subsidiary to issue or deliver, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of Merger Subsidiary. Merger Subsidiary has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

         (c) CORPORATE AUTHORITY. Each of the Parent and Merger Subsidiary has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception.

         (d) GOVERNMENTAL FILINGS. Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, (C) to comply with state securities or "blue-sky" laws, (D) the filing of appropriate documents with, and approval of, the respective Commissioners of Insurance of the states of Mississippi and Florida, (E) such notices and consents as may be required under the antitrust notification insurance laws of Arkansas, Georgia, Kentucky, and Tennessee, and (F) to the Mississippi Department of Banking and the Tennessee Motor Vehicle Commission, no notices, reports or other filings are required to be made by Parent or Merger Subsidiary with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger

Subsidiary from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not materially delay or materially impair the ability of Parent or Merger Subsidiary either to Perform its obligations under this Agreement or to consummate the Merger or any of the other transactions contemplated by this Agreement.

         (e) LEGAL PROCEEDINGS. There is no action, suit or proceeding by or before any Governmental Authority which questions the validity of the Agreement or any action taken or to be taken by Parent or Merger Subsidiary in connection with the Merger or any other transactions contemplated by this Agreement. Neither Parent nor Merger Subsidiary, nor any of their respective assets, are subject to any judgment or other agreement which restricts the ability of Parent or Merger Subsidiary from consummating the Merger or any other transactions contemplated by this Agreement.

         (f) BROKERS AND FINDERS. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement.

                                   ARTICLE VI

                                    Covenants

         6.1. INTERIM OPERATIONS. The Company covenants and agrees as to itself and its Subsidiaries that, from the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement or set forth in Section 6.1 of the Company Disclosure Schedule):

         (a) its and its Subsidiaries' businesses shall be conducted in the ordinary and usual course (it being understood and agreed that nothing contained herein shall permit the Company to enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and its Subsidiaries or to enter into or engage in new lines of business without Parent's prior written approval);

         (b) to the extent consistent with (a) above, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their respective business organization intact and maintain their respective existing relations and goodwill with customers, suppliers, reinsurers, distributors, creditors, lessors, employees and business associates;

         (c) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its charter or by-laws; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (except for the payment of a cash dividend by the Company: (i) on any normal record date for a quarterly dividend that is prior to the Closing Date, at a rate not to exceed $0.065 per share per quarter, and (ii) if the Closing Date is more than forty five days after the last normal record date for a quarterly cash dividend, at a rate not to exceed $0.065 per share per quarter multiplied by a fraction (A) the numerator of which is the number of days between the last normal record date and the Closing Date, and (B) the denominator of which is 91); or (v) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock;

         (d) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than the issuance of MSD Permitted Shares to an Automobile Dealer Agent by MSD Life in the ordinary course of MSD Life's business and in amounts consistent with past practices and only if the issuance of any such MSD Permitted Shares shall not cause MS Life Insurance Company to own less than 51% of the outstanding shares of common stock of MSD Life); (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; or (iii) make or authorize or commit for any capital expenditures other than in amounts not exceeding $50,000 in the aggregate (other than a computer system upgrade not exceeding $100,000 in the aggregate) or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity, including by way of assumption reinsurance, in excess of $25,000 individually or $100,000 in the aggregate (other than in connection with ordinary course investment activities);

         (e) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans, or increase the salary, wage, bonus, severance benefits or other compensation of any employees except increases not in excess of $10,000.00 per annum occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases consistent with the Company's past practices).

         (f) neither it nor any of its Subsidiaries shall pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (i) pending litigation for which the total settlement consideration does not exceed $30,000 for any one lawsuit and $150,00 in the aggregate for all lawsuits, (ii) claims, liabilities or obligations legally due and payable and arising in the ordinary and usual course of business, and (iii) claims arising under the terms of products, contracts or policies issued by the Company Insurance Subsidiaries in the ordinary and usual course of business;

         (g) neither it nor any of its Subsidiaries shall make or change any Tax election, settle any material audit, file any amended tax returns or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

         (h) neither it nor any of its Subsidiaries shall enter into any agreement containing any provision or covenant limiting the ability of the Company or any Subsidiary of the Company (or, after the Effective Time, Parent or any Affiliate of Parent) to (A) sell any products or services of or to any other Person, (B) engage in any line of business, (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries, or (D) acquire securities of any Person;

         (i) neither it nor any of its Subsidiaries shall enter into any new quota share or other reinsurance transaction (A) which does not contain standard cancellation and termination provisions, (B) which, except in the ordinary course of business, materially increases or reduces the Company Insurance Subsidiaries' consolidated ratio of net written premiums to gross written premiums or (C) pursuant to which $500,000 or more in gross written premiums are ceded by the Company Insurance Subsidiaries to any Person other than the Company or any of its Subsidiaries;

         (j) neither it nor any of the Company Insurance Subsidiaries will alter or amend in any material respect their existing investment guidelines or policies;

         (k) neither it nor any of its Subsidiaries shall take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

         (l) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

         6.2. ACQUISITION PROPOSALS. The Company will not, and will not permit or cause any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to, and shall direct its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate or solicit any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 15% or more of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"). Nothing contained in this Agreement shall prevent the Company or its board of directors from at any time (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement substantially in the form attached hereto as Exhibit A; (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (A), (B) or (C) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (B) or (C) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement, taking into account the long-term prospects and interests of the Company and its stockholders (any such more favorable Acquisition Proposal being referred to in this Agreement as a "SUPERIOR PROPOSAL"). The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence in this Section 6.2 of the obligations undertaken in this Section 6.2 and in Section 6.3. The Company will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions. The Company also will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

         6.3. NON-DISCLOSURE. No party to this Agreement (nor any of their respective officers, employees, counsel, accountants and other authorized representatives ("REPRESENTATIVES")) shall disclose to any third party, other than potential lenders or potential acquirors of Parent, any confidential or proprietary information about the business, assets or operations of the Company or its Subsidiaries or about the transaction contemplated hereby, except as may be required by law or in connection with a Superior Proposal. The parties hereto agree that the remedy at law for any breach of the requirements of this Section 6.3 will be inadequate and that any breach would cause such immediate and permanent damage as would be impossible to ascertain, and therefore, the parties hereto agree and consent that in the event of any breach of this subsection, in addition to any and all other legal and equitable remedies available for such breach, including a recovery of damages, the non-breaching parties shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under applicable law, a temporary restraining order may be granted immediately on commencement of such action.

         6.4.     STOCKHOLDERS MEETINGS.

         (a) The Company will take, in accordance with its charter and by-laws, all action necessary to convene a meeting of holders of Shares (the "SHAREHOLDERS MEETING") as promptly as practicable, but in no event more than 45 days after the date hereof, for the purpose of voting on whether to approve the Merger. Subject to fiduciary obligations under applicable law, the Company's board of directors shall recommend such approval, shall not withdraw or modify such recommendation and shall take all lawful action to solicit such approval. Without limiting the generality of the foregoing, in the event that the Company's board of directors withdraws or modifies its recommendation, the Company nonetheless shall cause the Shareholders Meeting to be convened and a vote taken with respect to the Merger and the board of directors shall communicate to the Company's shareholders its basis for such withdrawal or modification as contemplated by Section 79-4-11.03(b)(1) of the MBCA.

         (b) Parent shall vote all shares of common stock owned by Parent in Merger Subsidiary in favor of the Merger.

         6.5.     FILINGS; OTHER ACTIONS, NOTIFICATION.

         (a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all best efforts (i) to cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, and (ii) to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (a "NECESSARY THIRD PARTY") and/or any Governmental Entity in connection with, as a result of or in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including, without limitation, upon request of Parent, all material consents required in connection with the consummation of the Merger; provided, however, that nothing in this Section 6.5 shall require, or be construed to require, Parent, in connection with the receipt of any regulatory approval, to proffer to, or agree to (i) sell or hold separate and agree to sell or to discontinue to or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by the Company of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either case, could, in the judgment of the Parent's board of directors, materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any Necessary Third Party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

         (b) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Necessary Third Party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

         (c) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any Necessary Third Party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to prevent, materially delay or materially impair the ability of the Company or Parent (as the case may be) either (i) to perform its obligations under this Agreement or (ii) to consummate the Merger or any of the other transactions contemplated by this Agreement.

         6.6. ACCESS. Upon reasonable notice, and except as may otherwise be required by applicable law, the Company shall (and shall cause its Subsidiaries to) afford Parent's Representatives access, during normal business hours throughout the period prior to the Effective Time, to the Company's and its Subsidiaries' management, properties, books, contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning the Company's and its Subsidiaries' business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 6.6 shall be directed to an executive officer of the Company or such Person as may be designated by the Company's officers.

         6.7. PUBLICITY. The Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any Necessary Third Party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service.

         6.8. EXPENSES. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

         6.9. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE; SET-OFF
RIGHT.

         (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation agrees to, indemnify and hold harmless in accordance with the Company's Charter, and subject to the limitations of the MBCA and Mississippi law, each present and former director and officer of the Company (when acting in such capacity) determined as of the Effective Time (each, an "INDEMNIFIED PARTY" and, collectively, the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, and which arise out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (and Parent shall also cause the Surviving Corporation, and the Surviving Corporation agrees to, advance expenses in accordance with the Company's Charter, and subject to the limitations of the MBCA and Mississippi law, provided the Person to whom expenses are advanced provides a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

         (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and
(iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

         (c) The Surviving Corporation shall use reasonable efforts to maintain the Company's existing officers' and directors' liability insurance ("D&O INSURANCE") or D&O Insurance that is substantially comparable (as determined in good faith by the Surviving Corporation) to the Company's existing D&O Insurance for a period of three years after the Effective Time so long as the annual premium therefor is not in excess of 150% of the last annual premium paid prior to the date hereof (such last annual premium being hereinafter referred to as the "CURRENT PREMIUM"); provided, however, that if the existing D&O Insurance or substantially comparable D&O Insurance cannot be acquired during the three-year period for not in excess of 150% of the Current Premium, then the Surviving Corporation will obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 150% of the Current Premium.

         (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

         (e) In the event of any breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, Parent shall be entitled to set-off against the Search Common Stock all Costs incurred or suffered by Parent or any Affiliate of Parent as a result of any such breach.

         6.10. TAKEOVER STATUTE. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

         6.11. RESTRICTIVE COVENANTS. To the extent Parent determines that any of the items identified in Section 5.1(o) of the Company Disclosure Letter may, after the Effective Time, impose restrictions or obligation on Parent or any Affiliate of Parent (other than the Company and its Subsidiaries), then promptly following the execution of this Agreement, the Company shall use its reasonable best efforts to cause Parent and any such Affiliate of Parent to be exempted from such restrictions or obligations.

         6.12. FUTURE CONSIDERATION. Prior to the Future Consideration Distribution Date, and subject to Parent's right of set-off under section 6.9(e), Parent shall not permit and shall not permit any of its Affiliates to, transfer, sell, or otherwise dispose of the Search Common Stock (other than transfers to Parent or any of its Affiliates). No later than ten (10) business days after the Future Consideration Distribution Date, and subject to Parent's right of set-off under section 6.9(e), Parent shall deliver the Per Share Future Consideration (or an amount in cash equal to the value of the Search Common Stock to have been distributed) to any Person entitled, pursuant to Section 4.1(a) of this Agreement, to receive the Per Share Future Consideration; provided, however, that if Parent determines in good faith that the aggregate value of the Search Common Stock owned by Parent or any of its Affiliates (excluding any shares of Search Common Stock acquired by Parent pursuant to its right of set-off under section 6.9(e)) is less than $10,000 on the Future Consideration Distribution Date, Parent shall have no obligation to make such distribution.

         6.13 OFFICERS' CERTIFICATIONS. Concurrent with the execution of this Agreement, the Company shall deliver to Parent copies of certificates, in the form attached as composite Exhibit B hereto, executed, respectively, by James B. Stuart, Jr., Harold A. Hogue, Robert S. Furman, Thomas L. Ostenson, and John E. Gough (collectively, the "CERTIFYING OFFICERS").

         6.14 SERVICE CONTRACT ADMINISTRATION AGREEMENT. The Company shall use commercially reasonable efforts to cause Section 10 (entitled "Covenant not to Compete") of that certain Service Contract Administration Agreement, effective October 1, 1995 between United Service Protection, Inc. and Lyndon-DFS Warranty Services, Inc. (as successor in interest to ITT Lyndon Property Insurance Company) (the "ITT LYNDON SERVICE CONTRACT") to be modified in a manner satisfactory to Purchaser.

         6.15. NO-POST CLOSING SHARE TRANSFERS. The Company covenants and agrees that the Company shall close its stock transfer books effective as of the close of business on the day immediately prior to the Closing Date (the "SHARE TRANSFER CUT-OFF TIME"), and at the Closing the Company shall deliver to Parent a true and correct list of the holders of the Company's shares as of the Share Transfer Cut-Off Time. From the Share Transfer Cut-Off Time through the Effective Time, the Company shall not permit any transfers of Shares to be effected on the stock transfer books of the Company.

                                   ARTICLE VII

                                   Conditions

         7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

         (a) STOCKHOLDER APPROVAL. The Merger shall have been duly approved by holders of Shares constituting the Company Requisite Vote and shall have been duly approved by the sole stockholder of Merger Subsidiary in accordance with applicable law.

         (b) REGULATORY CONSENTS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and, other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "GOVERNMENTAL CONSENTS"), in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained (as the case may be).

         (c) LITIGATION. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "ORDER").

         (d) BLUE SKY APPROVALS. Parent shall have received all state securities and "blue sky" permits and approvals, if any, necessary to consummate the transactions contemplated hereby.

         7.2. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The obligations of Parent and Merger Subsidiary to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement; and the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect as well as certificates from the Certifying Officers confirming, as of the Closing Date, the respective certifications delivered pursuant to section 6.13 hereof.

         (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects (and, as to the Company's obligations under Section 6.1(d)(i) hereof, in all respects) all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

         (c) CONSENTS. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which the Company or any of its Subsidiaries is a party, except (i) those identified under items 2 and 3 of Section 5.1(d)(ii) of the Company Disclosure Letter, and (ii) those for which the failure to obtain such consents or approvals would not, individually or in the aggregate, have a Company Material Adverse Effect; and no such consent or approval, and no Governmental Consent shall impose any condition or conditions relating to, or requiring changes or restrictions in, the operations of any asset or businesses of the Company, Parent or their respective Subsidiaries which could, in the judgment of Parent's board of directors, individually or in the aggregate, materially and adversely impact the economic or business benefits to Parent and its Subsidiaries of the transactions contemplated by this Agreement.

         (d) DISSENTING SHARES. No more than 10% of the Shares eligible to receive the Per Share Merger Consideration under Section 4.1(a) shall be Dissenting Shares.

         (e) NO MATERIAL ADVERSE CHANGES. There shall not have been any change, effect, or circumstance that, individually or when taken together with all other changes, effects and circumstances occurring, after the execution of this Agreement is or is reasonably likely to be material and adverse to the condition (financial or otherwise), operations, properties, results of operations, or business or prospects of the Company and its Subsidiaries taken as a whole.

         (f) OPINIONS OF COUNSEL. The Company shall have delivered the written opinion of: (i) Brunini, Grantham, Grower & Hewes, PLLC, as counsel to the Company, dated the Closing Date and substantially in the form of Exhibit C hereto, and (ii) Thomas L. Ostenson, Esq., General Counsel of the Company, dated the Closing Date and substantially in the form of Exhibit D hereto.

         (g) CONSENT OF OPTION HOLDERS. As to each Person eligible to participate in the Company's Option Plans, the names of which are listed in
Section 7.2 of the Company Disclosure Schedule, the Company shall have delivered the written consent signed by each such Person to the termination of all Option Plans as well as to the terms and conditions under which all Options shall be canceled pursuant to Article IV hereof.

         (h) SERVICE CONTRACT ADMINISTRATION AGREEMENT. Either (i) Section 10 (entitled "Covenant not to Compete") of the ITT Lyndon Service Contract shall have been modified in a manner satisfactory to Purchaser, or (ii) upon Purchaser's request, the Company shall have promptly provided a notice of termination under the ITT Lyndon Service Contract to Lyndon-DFS Warranty Services, Inc. (as successor in interest to ITT Lyndon Property Insurance Company).

         7.3. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an executive officer of Merger Subsidiary to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an executive officer of Merger Subsidiary to such effect.

         (c) CONSENTS UNDER AGREEMENT. Parent shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement or under any Contract to which Parent or any of its Subsidiaries is a party, except those for which failure to obtain such consents or approvals is not, individually or in the aggregate, reasonably likely to prevent or to materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                                   Termination

         8.1. TERMINATION BY MUTUAL CONSENT . This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company and Parent referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

         8.2. TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned (i) by action of the Board of Directors of either Parent or the Company if the Merger shall not have been consummated by September 30, 1998, whether such date is before or after the date of approval by the shareholders of the Company (the "TERMINATION DATE"), (ii) by action of the Board of Directors of Parent, if the Company Requisite Vote shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, (iii) by action of the Board of Directors of the Company, if the Company Requisite Vote shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof and prior to or at the time of such meeting no Person shall have made an Acquisition Proposal to the Company or any of its Subsidiaries or any of its shareholders or shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries, or (iv) by action of the Board of Directors of either Parent or the Company if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company or Parent); provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

         8.3. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of the Company:

                  (a) if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the Merger shall not have been approved by the Company Requisite Vote, (iii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iv) Parent does not make, prior to twenty days after receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal (the "ALTERNATIVE TRANSACTION NOTICE"), an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, as the Superior Proposal, taking into account the long term prospects and interests of the Company and its stockholders, and

(v) the Company prior to such termination pays to Parent in immediately available funds the Parent Expenses (as hereinafter defined) required to be paid pursuant to Section 8.5. Without limiting the generality of the foregoing, the Company agrees and acknowledges (x) that it cannot terminate this Agreement pursuant to this Section 8.3(a) in order to enter into a binding agreement referred to in clause (iii) above until at least twenty days after Parent's receipt of the Alternative Transaction Notice and (y) to notify Parent promptly if the Company's intention to enter into a written agreement referred to in its Alternative Transaction Notice shall change at any time after giving such notification.

         (b) If there has been a material breach by Parent or Merger Subsidiary of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by the Company to the party committing such breach.

         8.4. TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if (a) the Company enters into a binding agreement for a Superior Proposal or the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within ten business days after a reasonable written request by Parent to do so, or (b) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by Parent to the party committing such breach.

         8.5. EFFECT OF TERMINATION AND ABANDONMENT. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

                  (b) In the event that this Agreement is terminated (I) by the Company pursuant to Section 8.3(a), or (II) by Parent pursuant to Section 8.4, then the Company shall promptly, but in no event later than two days after the earliest to occur of the date of such termination, the date of entrance into an agreement concerning a transaction that constitutes an Acquisition Proposal, or the date Parent shall have requested payment of its charges and expenses incurred in connection with the transactions contemplated hereby ("PARENT EXPENSES"), pay to Parent the amount of such Parent Expenses up to a maximum of $300,000, payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and

Merger Subsidiary would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Subsidiary commences a suit which results in a judgment against the Company for the Parent Expenses set forth in this paragraph (b), the Company shall pay to Parent or Merger Subsidiary its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of The Chase Manhattan Bank, in effect from time to time during such period plus two percent.

                  (c) In the event that this Agreement is terminated by the Company pursuant to 8.3(b), then Parent shall promptly, but in no event later than two days after the earliest to occur of the date of such termination, or the date the Company shall have requested payment of its charges and expenses incurred in connection with the transactions contemplated hereby ("COMPANY EXPENSES"), pay to the Company the amount of such Company Expenses up to a maximum of $300,000, payable by wire transfer of same day funds. Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the amount due pursuant to this
Section 8.5(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the Company Expenses set forth in this paragraph (c), Parent shall pay to the Company its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of The Chase Manhattan Bank, in effect from time to time during such period plus two percent.

                  (d) If (i) the ITT Lyndon Service Contract terminates as the result of the Company providing, at Parent's request pursuant to Section 7.2(h) hereof, a notice of termination to Lyndon-DFS Warranty Services, Inc. (as successor in interest to ITT Lyndon Property Insurance Company), (ii) this Agreement terminates for any reason other than as the result of a termination by Parent pursuant to Section 8.4 hereof, and (iii) the Company has made a good faith effort to have the ITT Lyndon Service Contract reinstated, then Parent shall pay to the Company, no later than ten days after the later to occur of the termination of the ITT Lyndon Service Contract or this Agreement, $80,000 as consideration for the Company's termination of the ITT Lyndon Service Contract.

                                   ARTICLE IX

                            Miscellaneous and General

         9.1. SURVIVAL. This Article IX and the agreements of the Company, Parent and Merger Subsidiary contained in Sections 6.9 (Indemnification; Directors' and Officers' Insurance; Set-off Right) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Subsidiary contained in Section 6.3 (Non-Disclosure), Section
6.6 (Access), insofar as it relates to the Company's and Parent's respective confidentiality obligations, Section 6.8 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All representations and warranties of the Company shall survive the consummation of the Merger until July 31, 1999. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

         9.2. MODIFICATION OR AMENDMENT. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

         9.3. WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         9.4. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         9.5.     GOVERNING LAW; WAIVER OF JURY TRIAL.

                  (A) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF FLORIDA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT THAT MATTERS RELATING TO THE VALIDITY AND EFFECTS OF THE MERGER AND THE FIDUCIARY OBLIGATIONS OF THE DIRECTORS OF THE COMPANY REFERRED TO IN
SECTION 6.2 AND 6.4 HEREOF SHALL BE GOVERNED BY THE APPLICABLE PROVISIONS OF THE MISSISSIPPI BUSINESS CORPORATION LAW.

                  (B) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND
(IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

                  (C) THE COMPANY AND MERGER SUBSIDIARY EACH AGREES THAT, IN CONNECTION WITH ANY LEGAL SUIT OR PROCEEDING ARISING WITH RESPECT TO THIS AGREEMENT, IT SHALL SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF FLORIDA AND AGREES TO VENUE IN SUCH COURTS. THE COMPANY AND MERGER SUBSIDIARY EACH HEREBY APPOINTS THE SECRETARY OF THE COMPANY AND MERGER SUBSIDIARY, RESPECTIVELY, AS ITS AGENT FOR SERVICE OF PROCESS FOR PURPOSES OF THE FOREGOING SENTENCE ONLY.

         9.6. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

                           IF TO PARENT OR MERGER SUBSIDIARY

                           American Bankers Insurance Group, Inc.
                           11222 Quail Roost Drive
                           Miami, Florida 33157
                           Attention: Chief Executive Officer
                           fax: (305) 252-7068
                           with a copy to:

                           Steven Kass, Esq.,
                           Jorden Burt Boros Cicchetti Berenson & Johnson LLP 777 Brickell Avenue, Suite 500
                           Miami, Florida 33131
                           fax: (305) 372-9928

                           IF TO THE COMPANY

                           James B. Stuart, Jr.
                           President and Chief Executive Officer
                           MS Diversified Corporation
                           715 S. Pear Orchard, Suite 400
                           Ridgeland, MS 39157
                           fax: (601) 978-6709

                           with a copy to:

                           Robert D. Drinkwater, Esq.
                           Brunini, Grantham, Grower & Hewes, PLLC
                           1400 Trustmark Building
                           248 East Capitol Street
                           Jackson, MS  39201
                           fax: (601) 960-6902

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

         9.7. ENTIRE AGREEMENT: NO OTHER REPRESENTATIONS. This Agreement (including any exhibits hereto), the Company Disclosure Letter, and the Parent Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

         9.8. NO THIRD PARTY BENEFICIARIES. Except as provided in Section 6.9 (Indemnification; Directors' and Officers' Insurance; Set-Off Right), this Agreement is not intended to confer upon any Person other than the parties hereto and their shareholders any rights or remedies hereunder.

         9.9. OBLIGATIONS OF PARENT AND OF THE COMPANY. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this

Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

         9.10. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         9.11. INTERPRETATION. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         9.12. ASSIGNMENT. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Subsidiary, in which event all references herein to Merger Subsidiary shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Subsidiary as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto or their duly authorized officers as of the date first written above.



                                            MS DIVERSIFIED CORPORATION

                                            By:
                                               --------------------------------
                                               Name:
                                               Title:

                                         AMERICAN BANKERS INSURANCE GROUP, INC.




                                         By:
                                            -----------------------------------
                                            Name:
                                            Title:




                                         ABIG ACQUISITION CORP. A



                                         By:
                                            -----------------------------------
                                            Name:
                                            Title:

                                    EXHIBIT A

                        FORM OF CONFIDENTIALITY AGREEMENT

                                    EXHIBIT B

                         FORM OF OFFICERS' CERTIFICATES

                                    EXHIBIT C

           FORM OF OPINION OF BRUNINI, GRANTHAM, GROWER & HEWES, PLLC

                                    EXHIBIT D

                    FORM OF OPINION OF TOM L. OSTENSON, ESQ.

                            COMPANY DISCLOSURE LETTER